This EMPLOYMENT AGREEMENT (the “Agreement”) is dated this 9th day of May, 2013 by and between Selway Capital Acquisition Corporation, a Delaware corporation, and its wholly owned subsidiaries, Healthcare Corporation of America, Prescription Corporation of America, and Prescription Benefits, Inc., each being a New Jersey corporation with offices located at 66 Ford Road, Suite 230, Denville, New Jersey 07834 (hereinafter collectively referred to as the “Employer” and/or the “Company”), and Yoram Bibring, an individual residing at 421 Lewelen Circle, Englewood, New Jersey 07631 (the “Executive”).

WHEREAS, the Employer desires to obtain the services of and employ the Executive, and the Executive desires to provide such services and continue such employment, each on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Employment; Term; Title; Authority.

(a)    Employment. The Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, upon the terms set forth in this Agreement.

(b)   Term. Executive’s employment shall commence as of June 3, 2013 and continue for a period of thirty-six (36) months thereafter unless such employment is otherwise terminated pursuant to Section 6 of this Agreement (such period of employment, the “Term”).

(c)   Position & Duties. The Executive shall serve as the Chief Financial Officer of the Employer during the Term and shall be subject to the supervision of, and shall report to the Chairman and Chief Executive Officer of the Company (“CEO”) and shall be further subject to the supervision of the Audit Committee of the Board of Directors of the Company when such committee is formed by the Company. The Executive’s responsibilities will include all financial and accounting activities and periodic reporting, attendance at Board meetings, investor relations, coordination with SEC counsel, analysis and evaluation of merger and acquisition activities and large transactions. Without the prior approval of the CEO, the Executive shall not take or authorize to be taken any action (a) outside the ordinary course of the Employer’s business, (b) that involves a material long-term commitment of the Employer or (c) that contravenes any policies, procedures or directives (i) adopted by the Board or (ii) communicated to the Executive by any member of the Executive Committee of the Board other than the Executive.

2. Extent of Services.

(a)   Extent of Services. The Executive agrees to devote the Executive’s full business time and attention, except during any period of illness, incapacity or vacation, to the performance of the Executive’s duties under this Agreement. The Executive shall perform such duties to the best of the Executive’s ability and shall use reasonable best efforts to further the interests of the Employer. Subject to the approval of the CEO, the Executive shall have the right to engage in other business activities which do not conflict with or impair the performance of any of the Executive’s duties hereunder; provided, however, that nothing in this Section 2(a) shall be deemed to prohibit the Executive from serving on corporate, industry, civic, or charitable boards or committees or participating in such other charitable, educational, religious, civic or similar activities in any manner, so long as such activities do not inhibit, conflict or interfere with the discharge of the Executive's duties hereunder. The Executive shall perform the Executive’s assigned duties diligently, loyally, conscientiously and with reasonable skill and shall comply in all material respects with all of the Employer’s rules, procedures and standards applicable from time to time to employees of the Employer with respect to the Executive’s conduct and access to and use of the Employer’s property, equipment and facilities.

(b)   Place of Performance. The Executive will perform his services principally in the Denville, New Jersey office of the Employer (“Place of Performance”). The Executive acknowledges that his position may include some travel responsibilities.

(c)   No Conflicts. The Executive represents and warrants to the Employer as of the date of this Agreement that: (i) the Executive is able to enter into this Agreement and that the Executive’s ability to enter into this Agreement and to fully perform all duties hereunder are not limited to or restricted by any agreements or understandings between the Executive and any other Person; and (ii) other than employee benefits generally available to employees of the Employer, this Agreement is the only agreement (written, verbal or otherwise), transaction, arrangement or other commitment of any kind between the Executive and the Employer (or any Affiliate of the Employer) under which the Executive is or may become entitled to receive payment, fringe benefits or other financial benefits.

(d)   Definitions. For the purposes of this Agreement: (i) "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the terms "controlling", "controlled by", or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of 10% or more of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; (ii) "Family Member" means, with respect to any Person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of such Person; and (iii) “Person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature, including any unincorporated association.

3.      Compensation

(a)   Base Salary. During the Term, the Employer shall pay the Executive an annual base salary of $250,000.00 payable in accordance with the Employer’s customary payroll procedures (the “Base Salary”). The Base Salary shall be reviewed on an annual basis by the CEO. All compensation payable to the Executive from the Employer or its affiliates shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law or the terms of any applicable benefit plan or program to be withheld.

(b)   Bonus Program. The Executive shall be eligible for a $100,000 annual bonus on a fiscal year basis subject to all terms and conditions of Employer’s then current bonus plan for senior management. Fifty percent (50%) of the Executive’s annual bonus compensation may, at the discretion of the Company, be paid each year in registered shares of the Company’s common stock.

(c)   Stock Options. Subject to implementation of a fully approved and legally compliant employee stock compensation program, the Executive shall be issued 200,000 stock options at an exercise price equal to $7.50 per share. These options will vest over a three year period in monthly increments beginning November 1, 2013. These options will vest immediately upon a Change of Control of the Company which shall mean the sale or transfer of all or substantially all of the assets of the Company or the sale of more than fifty percent (50%) of the shares of capital stock of the Company entitled to vote generally for the election of directors of the Company.

(d)   Sign-On Bonus: Upon execution, the Company shall pay the Executive a one-time bonus in the sum of $18,500.

4.      Employee Benefits.

(a)   Fringe Benefits. The Employer shall afford the Executive the opportunity to participate in any health care, dental, disability insurance, retirement, savings and any other employee benefits plans, policies or arrangements which the Employer maintains for its senior executives, including the CEO, in accordance with the written terms of such plans, policies or arrangements. Nothing in this Agreement shall require the Employer to establish, maintain or continue any benefit plans, policies or arrangements or restrict the right of the Employer to amend, modify or terminate any such benefit plan, policy or arrangement.

(b)   Holidays, Vacation. The Executive shall be entitled to all public holidays observed by the Company and four weeks’ vacation in his first and all subsequent years of service. The Executive shall take vacation at a reasonable time or times.

5.      Reimbursement of Business Expenses.

The Employer shall reimburse the Executive in accordance with Employer’s reimbursement policies for all reasonable out-of-pocket costs incurred or paid by the Executive in connection with, or related to, the performance of the Executive’s duties, responsibilities or services under this Agreement.

6.     Termination; Severance.

(a)   Definition of Cause. The Executive's employment hereunder may be terminated by the Employer at any time with or without Cause. For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) your neglect or willful failure or refusal to perform your duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (B) engaging in gross misconduct; (C) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, agent, or employee thereof; (D) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or Executive’s reputation or business relationships; (E) your material failure to comply with, and/or a material violation by you of, the internal policies of the Company or any of its affiliates and/or procedures or any laws or regulations applicable to your conduct as an employee of the Company; (F) conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude.

For purposes of this Section 6, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chairman of the Board or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.

(b)   Termination by Executive. The Executive may terminate the Executive’s employment hereunder at any time.

(c)   Termination for Cause; Voluntary Termination. If the Executive is terminated by the Employer for Cause, or if the Executive voluntarily terminates employment without Good Reason, then, except as required by law, the Employer shall have no further obligations with respect to Executive’s employment hereunder or otherwise from and after the date of said termination, except (i) to pay the Executive's Base Salary then in effect through the date of termination, (ii) to pay the Executive for unreimbursed expenses incurred prior to such termination pursuant to Section 5, and (iii) to pay the Executive any other accrued but unpaid obligations of the Executive (including the payment of accrued and unused vacation time) ((i) through (iii) collectively referred to herein as the “Accrued Obligations”).

(d)   Termination Without Cause; or Termination for Good Reason. If the Executive is terminated by the Employer without Cause or if the Executive terminates employment for “Good Reason” (as defined hereinbelow) at any time after November 1, 2013, the Executive shall be entitled to receive, in addition to the Accrued Obligations, (i) severance in an amount equal to 100% of the Executive's Base Salary then in effect, provided that such severance shall be paid to the Executive, net of payroll taxes and other deductions, in accordance with the customary payroll practices of the Employer, (ii) the Executive’s full bonus target for the twelve month period following such termination, and (iii) automatic vesting of options that would otherwise fully vest during such twelve month period.

For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of Executive:

(i) the failure of the Employer to pay any amounts due to the Executive or to fulfill any other material obligations to the Executive under this Agreement; provided, such failure continues for more than 10 business days following the Employer's receipt from the Executive of written notice of such failure or non-fulfillment; or

(ii) a reduction in the Executive’s Base Salary or/and target annual bonus , unless such reduction is not greater than the average percentage reduction in the base salary of other executive-level employees of the Employer.

(iii) the Company’s transfer of Executive’s Place of Performance of services to a geographic location more than 50 miles from the George Washington Bridge.

(e)   Termination During Probationary Period. Notwithstanding anything to the contrary set forth in this Agreement, if the Executive is terminated by the Employer prior to November 1, 2013 by providing thirty (30) days prior written notice, the Employer shall have no further obligations with respect to Executive’s employment hereunder or otherwise from and after the date of said termination, except (i) to pay the Executive's Base Salary then in effect through the date of termination, (ii) to pay the Executive for unreimbursed expenses incurred prior to such termination pursuant to Section 5, and (iii) to pay the Executive any Accrued Obligations.

(f)  Termination in the Event of Death or Disability Notwithstanding anything to the contrary set forth in this Agreement, the Employee's employment under this Agreement shall terminate in the event of the Employee's death or disability. Disability shall mean the inability of the Executive to perform substantial and material duties due to physical or mental disablement which continues for a period of six (6) consecutive months during the employment term as determined by an independent qualified physician mutually acceptable to the Company and the Executive, or his personal representative. If the Executive is terminated by reason of disability, the Executive's base salary provided in Section 3(a) and the other benefits provided under Section 4 shall be continued on a monthly basis until the waiting period for payment of disability benefits prescribed in any long-term disability insurance provided by the Company to cover the Executive for such disability was satisfied. In the event this Agreement should terminate by reason of death of the Executive, the Executive's spouse (or the Executive's estate) shall be paid, upon the occurrence of such termination, applicable death benefits to which the spouse is entitled under any existing benefit plans of the Company, plus one (1) year's Base Salary pursuant to the terms of this Agreement, within thirty (30) days from the date of death.

(g)   General Release. Notwithstanding the foregoing, the Executive shall not be entitled to any payment or benefit pursuant to this Section 6 (except payment of the Accrued Obligations) unless the Executive executes, immediately prior to such payment, a general release of the Employer and its affiliates, and their respective officers, directors, employees and agents (the “Releasees”), in form and substance reasonably satisfactory to the Employer.

7.      Non-Solicitation and Non-Competition.

(a)   Non-Competition. The Executive agrees that during the Restricted Period, the Executive will not (i) engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, or provide any services of any nature whatsoever to or in respect of any business that is competitive with any business conducted or planned by the Employer or any parent or subsidiaries thereof (collectively, the "PCA Entit(ies)") as of the date of termination or within twelve (12) months prior to such date of termination (a "Competitive Business") or (ii) become an employee of, consultant to or, in his or her individual capacity, an independent contractor to any current or targeted customer of any PCA Entities as of or within twelve (12) months prior to the date of termination of the Executive's employment, provided that the Executive may become such an employee, consultant or independent contractor of a current or targeted customer that is a multi-unit business if the Executive is not employed or engaged to (A) provide any activity or service that would constitute a Competitive Business or (B) be involved in the procurement, servicing or managing of any activity or services conducted or planned by any of the PCA Entities as of the date of termination of the Executive's employment or within twelve (12) months prior to such date of termination, provided further that nothing herein shall prevent the Executive from making passive investments constituting ownership of less than two (2%) of any class of equity interest) in a publicly held corporation. For purposes of this Agreement, “Restricted Period” means the period that the Executive is employed by the Employer or any Affiliate thereof and for a period of twelve (12) months following termination, regardless of the reason for such termination.

(b)   Non-Solicitation of Employees. During the Restricted Period, the Executive will not, for the Executive's own benefit or for the benefit of any Person other than the PCA Entities, (i) solicit, or assist any Person to solicit, any officer, director, executive or employee of or consultant to any PCA Entity to leave his or her employment with or terminate his or her engagement by any PCA Entity , (ii) hire or cause to be hired any Person who is then, or who at any time within the preceding twelve (12) months was, an officer, a director, an executive or an employee of or consultant to any PCA Entity or (iii) engage any Person who is then or who at any time within the preceding twelve (12) months was, an officer, director, executive or employee of or consultant to any PCA Entity as a partner, contractor, sub-contractor or consultant or in any other capacity whatsoever; provided that the foregoing shall not apply to any general solicitation (or hiring as a result thereof) directed to the general public of any Person holding (or who last held) a position below the level of [director, manager or supervisor of an operational or sales business unit].

(c)   Non-Solicitation of Customers. During the Restricted Period, the Executive will not (i) solicit, or assist any Person other than an PCA Entity to solicit, any Person that is a client or customer of any PCA Entity, or has been a client or customer of any PCA Entity during the prior twelve (12) months, to provide any services relating to a Competitive Business or (ii) interfere with any of the business relationships of any PCA Entity.

(d)   Scope. The Executive acknowledges that (i) the markets served by the PCA Entities are national and international in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the PCA Entities and are a significant element of the consideration hereunder.

8.      Confidential Information.

(a)   The Executive shall not (for the Executive's own benefit or the benefit of any Person other than the PCA Entities) use or disclose any information with respect to any PCA Entity or any customer or client of any PCA Entity (collectively, “Confidential Information”). “Confidential Information” includes, by way of example, matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, and other information of a similar nature and matters of a technical nature, “know-how,” computer programs (including documentation of such programs) and research projects, in each case, to the extent not available to the public and to the extent not independently generated by the Executive or others without any reference to the Confidential Information of any PCA Entity or any customer or client of an PCA Entity, and such materials constituting plans for future development. Notwithstanding the foregoing, the Executive may disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law or regulation (but subject to the following provisions of this Section 9(a)), (ii) if the same hereafter is in the public domain through no fault of the Executive, (iii) if the same is later acquired by the Executive from another source that is not under an obligation to another Person to keep such information confidential or (iv) if the same was independently developed by the Executive without use of, or reference to, any of the information furnished by or on behalf of any PCA Entity, provided that such independent development can reasonably be proven by written records. If the Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Executive shall provide the applicable PCA Entity with prompt written notice of any such request or requirement so that such PCA Entity may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 9(a). If, in the absence of a protective order or other remedy or the receipt of a waiver by the applicable PCA Entity, the Executive nonetheless, based on the written advice of outside counsel, is required to disclose such information to any tribunal or in accordance with applicable law or regulation, the Executive, without liability hereunder, may disclose that portion of such information which such counsel advises the Executive he or she is legally required to disclose.

(b)   At any time upon the request of the Employer or any PCA Entity, the Executive (or the Executive's heirs or personal representatives) shall deliver to the Employer or any other applicable PCA Entity all documents and materials containing Confidential Information and all documents, materials and other property belonging to the Employer or such PCA Entity, which in either case are in the possession or under the control of the Executive (or the Executive's heirs or personal representatives).

(c)   All discoveries and works made or conceived by the Executive during and in the course of the Executive's employment by the Employer, individually or jointly with others, that relate to the Employer’s activities shall be owned and assignable by the Employer. The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including all publications which relate to the business conducted by any of the PCA Entities or the business, operations or activities of any customer or client of the Employer. The Executive shall promptly notify and make full disclosure to, and execute and deliver any documents reasonably requested by, the Employer to evidence or confirm title to such discoveries and works by the Employer, assist the Employer in obtaining or maintaining, at the Employer’s expense, United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during the Executive’s employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Employer or its assignees and to protect its title thereto. Any discoveries and works which, within six months after the termination of the Executive’s employment hereunder, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by the Executive and which pertain to work performed by the Executive while with, and in the Executive’s capacity as an employee of, the Employer shall, as between the Executive and the Employer, be presumed to have been made during the Executive’s employment by the Employer. The Executive hereby assigns to the Employer the Executive's interest, if any, in all discoveries and works made or conceived by the Executive during and in the course of the Executive’s employment by the Sellers, individually or jointly with others, that related to the Seller’s activities and agrees to comply with this Section 8(c) in relation to all such discoveries and works.

9.      Enforcement.

(a)   The Executive agrees that because a remedy at law may be inadequate to properly compensate the Employer from violations of Sections 7 and 8 and thus, injunctive relief may be necessary to affect the intent of such Sections. Accordingly, the Executive hereby waives any objection to Employer’s attempts to seek injunctive relief as a remedy to the Executive’s breach of Section 7 or 8.

(b)   In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in Sections 7 or 8 shall be unenforceable in any respect, then such provisions shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in Sections 7 or 8 be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of any provision therein shall not affect the validity or enforceability of any other provision hereof. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in such Sections, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

10.      Property of Employer.

The Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement, Executive shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Employer, and the Executive hereby agrees that such property shall remain the exclusive property of the Employer and the Executive shall have no right or proprietary interest in such property, whether tangible or intangible including, without limitation, the customer and supplier lists, contract forms, books of account, computer programs and similar property of the Employer.

11.      Miscellaneous.

(a)   Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery by overnight courier or upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid, addressed to the other party at (i) in the case of the Employer, in care of Prescription Corporation of America, 66 Ford Road, Suite 230, Denville, New Jersey 07834, with a copy to Thomas E. Durkin, III at Durkin & Durkin, 1120 Bloomfield Avenue, West Caldwell, New Jersey and (ii) in the case of the Executive, at the address shown above, or at such other address or addresses as either party shall designate to the other in writing from time to time.

(b)   Gender. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)   Amendments; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

(d)   Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey, without the application of conflicts of law provisions thereof.

(e)    Venue. Any controversy, claim, or suit arising out of or relating to this Agreement or the employment relationship between the Executive and the Employer, if not resolved between the parties, shall be submitted to any court of competent jurisdiction in the State of New Jersey.

(f)    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributes of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

(g)   Waivers. No delays or omission by the Employer or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Employer or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h)    Headings. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(i)    Enforceability. In case any provision of this Agreement shall be held by a court with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(j)    Entire Agreement. This instrument contains the entire agreement between the Parties with respect to the matters set forth herein and supersedes all previous written, oral or implied understandings and agreements between the Parties with respect to such matters.

12.      Indemnification by Company.

The Company hereby indemnifies and agrees to hold the Executive harmless from and against any and all damages, loss, liability, claim, cost, expense, action and causes of action (including without limitation, reasonable attorney’s fees and disbursements) incurred by or asserted against the Executive, arising from or in connection with any claims, liabilities, causes of action incurred or arising after the Effective Date of this Agreement, as a result of any acts or omissions of the Executive in the performance of his duties hereunder to the maximum extent permitted under the laws of the State of New Jersey. The Executive shall be covered by the Company’s Directors & Officers insurance policy pursuant to and in accordance with the terms of such policy as same may be amended by the Company from time to time.

13.      Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery by telecopier or by electronic or digital transmission in PDF format of an executed counterpart of a signature page to this Agreement or any notice, communication, agreement, certificate, document or other instrument in connection herewith shall be effective as delivery of an executed original counterpart thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PRESCRIPTION CORPORATION OF AMERICA

By: /s/ Gary Sekulski

       Name: Gary Sekulski

       Title: Chief Executive Officer

EXECUTIVE:

/s/ Yoram Bibring

Yoram Bibring

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